Exhibit 10.4

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement") dated as of January 5, 1998 is made and entered into by and between SWING-N-SLIDE CORP., a Delaware corporation (the "Company"), located at 1212 Barberry Drive, Janesville, WI 54545 and FREDERIC L. CONTINO (the "Executive"), residing at 12109 Grandview Terrace, Apple Valley, MN 55124.

        The Company desires to employ the Executive under the terms and conditions set forth in this Agreement, and the Executive desires to accept such employment subject to the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties agree as follows:

        1.   Employment and Duties

        1.1 Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ the Executive to serve as the President and Chief Executive Officer of the Company. The Executive shall be elected to the Board of Directors effective as of the Commencement Date (as defined below). The Company shall use its best efforts to retain the Executive on the Board of Directors during the Term (as defined below) and any extensions thereof. During or prior to December, 1998, the Board of Directors shall review the Executive's performance and shall consider appointing him to the position of Chairman of the Board.

        1.2 The Executive shall report directly to the Board of Directors of the Company. The Executive shall perform the duties, and assume the responsibilities and obligations, contemplated by the title referred to in
   Section 1.1, and shall perform such other duties and undertake such other responsibilities and obligations, consistent with his position, as the Board of Directors shall determine from time to time.

        1.3 The Executive shall (i) devote his full business time and attention and best efforts to the business and affairs of the Company and its affiliates, (ii) use his best efforts to promote the further the interests of the Company, and (iii) faithfully and diligently perform his responsibilities and duties hereunder.

        1.4 The Executive shall not, without the prior written consent of the Company, render services, whether or not compensated, to any other person or as an employee, independent contractor or otherwise; provided, however, that nothing herein shall prevent or restrict the Executive from
   (a) rendering services to charitable, civic or other not-for-profit organizations or managing his personal and family interests in such a manner as shall not materially interfere with Executive's performance of his duties under this Agreement; or (b) serving on the Board of Directors of a corporation not in competition with the Company, with the consent of the Company which shall not be unreasonably withheld; or (c) accepting speaking engagements which do not materially interfere with the normal performance of the Executive's duties.

        1.5 The Executive shall comply with all employment policies and practices of the Company as announced in writing from time to time, provided that none of such policies conflict with any provision of this Agreement, as the same may be modified from time to time.

        2.   Term of Agreement

        2.1 The term of employment shall be deemed to commence on January 5, 1998 (the "Commencement Date"). The Executive shall not be deemed an employee of the Company for any purpose until the Commencement Date.

        2.2 Unless extended by mutual consent or as provided in Section 2.3 below, this Agreement shall terminate on the third (3rd) anniversary of the Commencement Date (such three-year period being hereinafter referred to as the "Initial Term").

        2.3 Following the initial expiration date of the Initial Term, this Agreement shall be deemed extended from year to year ("Extension Year") unless, no later than six (6) months prior to the end of the Term (or any Extension Year) the Company shall have notified the Executive in writing that it doe snot elect to extend the Term past its then expiration date. The expression "Term" as used herein shall mean the Initial Term and all Extension Years during which this Agreement remains in effect.

        3.   Compensation

        3.1 Annual Base Salary. During the Term, the Company shall pay to the Executive an Annual Base Salary of Three Hundred Thousand
   Dollars ($300,000), payable in equal installments in arrears in accordance with the Company's customary payroll practices. The Company will review the Executive's performance within 45 days after the end of each fiscal year of the Term, and will increase the Executive's Annual Base Salary for the then-current year by up to ten percent (10%) of the previous year's Annual Base Salary, based upon (a) a three-level good-excellent-outstanding set of criteria, and (b) a good faith evaluation by the Board of Directors of the Executive's performance in such previous year.

        3.2 Incentive Bonus. In addition to the Annual Base Salary, the Company will pay to the Executive, with respect to each fiscal year, a two-tiered Incentive Bonus computed in accordance with the following provisions of this Section 3.2.

             3.2.1     First Tier Bonus

             (a)  First Year

             (i) If the EBITDA of the Company for the fiscal year ending December 31, 1998 at least equals or exceeds EBITDA for the fiscal year ending December 31, 1997, the First Tier Bonus shall be the sum of

                  (A)  First Portion:

                       (1) a fraction, the numerator of which is the percentage by which the Company's EBITDA for such year exceeds the Company's EBITDA for 1997 (but not exceeding 30%) and the denominator of which is ten percent (10%), and

             (ii) forty percent (40%) of the Executive's Adjusted Annual Base Salary (as defined below); plus

                  (B) Second Portion: An additional bonus of up to 10% of Adjusted Annual Base Salary, based upon a sliding scale of achievement of personal goals as established by the Board of Directors in consultation with the Executive no later than March 1, 1998.

             (b) Years After First Year. The First Tier Bonus for all years after 1998 shall be the sum of

                  (A) First Portion: an amount (not exceeding 120% of Adjusted Annual Base Salary) which is the product of

                       (1) a fraction, the numerator of which is the percentage by which the Company's EBITDA for such year exceeds the Company's EBITDA for the prior year and the denominator of which shall be the Target EBITDA Growth Rate for such year and

                       (ii) forty percent (40%) of the Executive's Adjusted Annual Base Salary (as defined below); plus

                  (B) Second Portion: An additional bonus of up to 10% of Adjusted Annual Base Salary, based upon a sliding scale of achievement of personal goals as established by the Board of Directors in consultation with the Executive no later than first day of each such year.

             (c)  "Adjusted Annual Base Salary" means the greater of
   (i) $325,000 and (ii) the Executive's actual Annual Base Salary.

             (d) The "Target EBITDA Growth Rate" shall be established by the Board of Directors in consultation with the Executive no later than January 1 of each fiscal year after the first fiscal year.

             3.2.2     Second Tier Bonus

             (a) On or before the commencement of each fiscal year during the Term, the Board of Directors, in consultation with the Executive, shall establish the Company's Operating Budget for each fiscal quarter of the then-current fiscal year.

             (b) The Second Tier Bonus shall be twelve and one-half percent (12 and 1/2%) of the Adjusted Base Salary for each quarter at the end of which the Company's Cumulative EBITDA Budget from the beginning of such year through the end of such quarter has been attained.

             3.2.3     Certain Adjustments for EBITDA  (a)     The
   calculation of EBITDA for the purpose of calculating all bonus and termination payments for Executive shall exclude any charge incurred for

             (i) as to the First Tier Bonus for the year 1998, the aggregate amount by which the actual payroll expense in 1998 attributable to the Executive (including Annual Base Salary as the same may be adjusted from time to time and all bonus compensation) chargeable to current expense exceeds the actual payroll expense (other than severance payments) attributable to the chief executive officer in 1997,

             (ii) executive search fees and legal fees incurred by the Company in 1998 in respect of the future hire of the senior GameTime division officer,

             (iii) The aggregate amount by which the actual payroll expense of the senior GameTime officer exceeds the budgeted payroll expense in 1998, and

             (iv) the expense of paying, plus any increase over 1997 in accruals or reserves with respect to, any legal settlements or legal judgments entered against the Company respecting any legal claims made or lawsuits in process as of the Effective Date hereof.

             3.2.4 Minimum First Year Bonus. Notwithstanding the results of the calculations prescribed by the previous sections of this
   Section 3.2, the Executive shall be paid a minimum bonus of one hundred seventy-five thousand dollars ($175,000) in respect of the 1998 fiscal year.

        3.3 Calculation of Bonuses. The Company, within 75 days after the close of each fiscal year with respect to the First Tier Bonus, and within sixty (60) days after the end of the first three calendar quarters and 75 days after the end of the fourth calendar quarter with respect to the Second Tier Bonus, shall deliver to the Executive a statement ("Bonus Statement"), prepared by the Company's internal accounting staff and reviewed by the Company's regularly employed accountants, setting forth
   (a) in the case of the First Tier Bonus a comparison of the target EBITDA and the Company's actual EBITDA for such fiscal year, prepared on a consistent basis; (b) in the case of the Second Tier Bonus a comparison of the line items comprising the Quarterly Projected Cumulative Budget for each quarter of the fiscal year with the amounts actually attained by the Company for such line items (resulting in a comparison of projected and actual EBITDA for each such quarter); and (c) a calculation of the First Tier and Second Tier Bonuses earned by the Executive.

        3.4 Payment of Bonuses. First Tier and Second Tier Bonuses will be paid within thirty (30) days after delivery to the Executive of the applicable Bonus Statement.

        3.5  Stock Options.

             3.5.1 Grant of Option. The Executive is hereby granted, effective as of the Commencement Date, options (the "Options") to purchase three hundred seventy-five thousand (375,000) shares of the Company's common stock, $.01 par value ("Shares"). The Options shall be divided into three levels (the second and third levels being hereinafter sometimes referred to as "Cliff Vesting Options") as follows:

                      Level One                175,000 shares
                      Level Two                150,000 shares
                     Level Three               50,000 shares

             3.5.2 Exercise Price. The exercise price as to all of the Shares covered by the Options shall be the closing price of the Company's common stock on the American Stock Exchange on the last trading date prior to the Commencement Date.

             3.5.3 Vesting Schedule. The Options shall vest and become exercisable in accordance with the following schedule:

    Level One . . .  25,000 Shares on the Commencement Date;
                     50,000 Shares on each of the first and second anniversaries of the Commencement Date; and 50,000 Shares on January 2, 2001

    Level Two . . .  On the first date that the average of the closing trade prices of the Shares on the American Stock Exchange (or NASDAQ or such other primary market or exchange on which the Company's common stock may be listed or traded) for the fifteen (15) consecutive trading days ending on such date shall have been $6.50 or higher

    Level Three . .  On the first date that the average of the closing trade prices of the Shares on the American Stock Exchange (or NASDAQ or such other primary market or exchange on which the Company's common stock may be listed or traded) for the fifteen (15) consecutive trading days ending on such date shall have been $11.00 or higher

             3.5.4 Expiration. The Options, to the extent not exercised or not terminated pursuant to other provisions of this Agreement or of the Plan, shall expire on the tenth (10th) anniversary of the Commencement Date.

             3.5.5     Option Plan.

             (a) Options (other than those described as "Non-Plan Options" under subsection 3.5.6) will be issued pursuant to Section 8 of the Company's 1996 Incentive Stock Plan (the "Option Plan").

             (b) Options issued pursuant to the Option Plan shall be issued thereunder so as to constitute incentive stock options under Section 422 of the Internal Revenue Code and Regulations thereunder to the maximum extent that such Options may be so qualified.

             (c) Options issued pursuant to the Option Plan which can not be so qualified under said Section 422 shall be separately issued as non-qualified stock options.

             (d) The provisions of Section 14 of the Option Plan (Change of Control) shall not be applicable to Options issued pursuant to the Option Plan under this Agreement.

             3.5.6 Options Not Issued Pursuant to Option Plan. Options with respect to twenty-five thousand (25,000) shares in Level One which vest on the first anniversary of the Commencement Date (Non-Plan Options) shall be separately issued and shall not be deemed issued pursuant to the Option Plan or subject to its provisions.

             3.5.7 Effect of Certain Termination Events. Upon the termination of Executive's employment:

             (a) by the Company for Cause or voluntarily by the Executive, the Options, to the extent not yet vested pursuant to Section 3.5.3, shall terminate immediately and shall no longer be exercisable, and vested Options shall be exercisable only for a period of three (3) months following the Termination Date (as defined in Section 5.7);

             (b)  by the Company without Cause, either

             (i) in the absence of a Change in Control (as defined in Section 5.7), or

             (ii) within thirty (30) days prior to a Change of Control or within 180 days after a Change of Control, then:

                  (A) all of the Options which are not Cliff Vesting Options shall vest and, in addition,

                  (B) if on any date within sixty (60) days after such termination the average closing price of the Shares on the American Stock Exchange (or NASDAQ or such other primary market or exchange on which the Company's common stock may be listed or traded) for the ten (10) consecutive trading days ending on such date shall have attained the price required for vesting Level Two Options (or Level Two and Three Options) then the Options at the level or levels as to which such price has been attained shall also vest, and

                  (C) all of the Options which vest pursuant to this subsection (b) shall be exercisable for a period of three months following the Termination Date, or in the case of Options not qualified under Section 422 of the Internal Revenue Code, one (1) year following the termination date.

             (c) by reason of the Executive's death or the occurrence of a Disability Date (as defined in Section 5.7),

             (i) prior to the first anniversary of the Commencement Date, all of the unvested Options shall expire;

             (ii) on or after the first anniversary of the Commencement Date,

                  (A) all of the unvested Options that are not Cliff Vesting options shall vest, shall be immediately exercisable and shall terminate to the extent not exercised on or prior to the first anniversary of the earlier of the date of death or the Disability Date; and, in addition

                  (B) if on any date within sixty (60) days after such termination the average closing price of the Shares on the American Stock Exchange (or NASDAQ or such other primary market or exchange on which the Company's common stock may be listed or traded) for the ten (10) consecutive trading days ending on such date shall have attained the price required for vesting Level Two Options (or Level Two and Three Options) then the Options at the level or levels as to which such price has been attained shall also vest.

                  (C) all of the Options which vest pursuant to this subsection (c) (Death or Disability) shall be exercisable for a period of one (1) year following the Termination Date.

             3.5.8 Non-Transferability. The Options shall not be sold, transferred or assigned by the Executive, shall be immediately null and void if transferred by operation of law, and may be exercised during the lifetime of the Executive only by him.

             3.5.9 Conflict with Plan or Other Option Instruments. In the event that, with respect to Options issued pursuant to the Option Plan, any provision of the Option Plan or of any option award, certificate, agreement or other instrument or document evidencing options granted hereunder is in conflict with the foregoing provisions of this
   Section 3.5, the provisions of this Section shall prevail.

             3.5.10 Other Plans. The Executive shall be entitled to participate in additional Company stock option plans or other equity plans or programs, if any, in which executives of the Company are eligible to participate generally as may be determined by the Board of Directors.

        4.   Benefits; Expenses

        4.1 Benefit Plans. The Executive shall be entitled to participate in all of the benefit plans and programs available to the Company's senior executives of the Company, as such plans or programs may be in effect from time to time. The Company may, in its sole and absolute discretion, determine to amend, revise, replace or terminate any such plans or programs at any time. In addition, the Company shall reimburse the Executive for his cost of maintaining his current health insurance programs under COBRA with his current employer during the waiting period for enrollment under the Company's health plans.

        4.2 Vacation. During the Tern, the Executive shall be entitled to four (4) weeks of paid vacation per year and all other paid holidays given to employees of the Company. Such vacation shall be cumulative and may be carried over to ensuing years, but shall be taken with commercially reasonable notice to the Company and shall be scheduled to minimize conflict with the Company's reasonable business needs.

        4.3 Business Expenses. The Company, upon presentation by the Executive of appropriate documentation, shall reimburse the Executive for all reasonable and necessary business expenses incurred by Executive in connection with the performance of his duties under this Agreement, including reasonable accommodation expenses during travel required in connection with the performance of Executive's duties, and subject to Company's written policies with respect thereto as in effect from time to time. The Company shall provide Executive with a corporate credit card, which Executive shall use solely for purposes of performing his duties under this Agreement and not for personal use.

        4.4 Use of Automobile. The Company shall lease and make available to the Executive, during the Term, an automobile of a model of his selection reasonably acceptable to the Company. The Company shall pay for all expenses associates with the use and enjoyment of the automobile.

        4.5 Relocation Expenses. The Executive agrees to relocate from his home in Apple Valley, Minnesota in accordance with the policies of the Compensation Committee applicable to the Chief Executive Officer.

        4.6 Temporary Living Expenses. The Company shall reimburse Executive for temporary residence expenses in accordance with the policies of the Compensation Committee applicable to the Chief Executive Officer.

        4.7 Bridge Loan. In order to facilitate the Executive's purchase of a new residence in the vicinity of the corporate headquarters, the Company will facilitate a bridge loan in the amount of the net proceeds payable to Executive under an executed contract for the sale of his Apple Valley, Minnesota home (but limited to the equity required to be invested by the Executive in a new residence) to be repaid out of the proceeds of the sale of such home. The Company will reimburse the Executive for any interest costs associated with such loan.

        4.8 Life Insurance. The Company will reimburse Executive for the standard rate premium for a term life insurance policy having a face amount of three times Executive's Annual Base Salary, with such additional travel and accident benefits as may be standard with the Company's life insurance policies provided to senior executives.

        4.9 Country Club Membership. Promptly following the Commencement Date the Company will reimburse the Executive for a husband and wife membership in a reasonably appropriate country club.

        4.10 Professional Services.  The Company will reimburse the Executive
   (a) for his reasonable legal services in connection with the negotiation of this Agreement, and (b) up to $3,000 annually for professional assistance in the preparation of his income tax returns.

        4.11 Supplemental Benefit Plan Study. The Company will retain a consulting firm recommended by the Executive and approved by the Board of Directors, for the purpose of studying and recommending to the Board one or more executive supplemental pension, profit sharing or retirement plans. The implementation of any such plan shall require approval of the Board of Directors.

        4.12 Qualified Retirement Plans. The Company shall make contributions to an account for Executive in such "employee pension benefits plans" (within the meaning of Section 3(2) of ERISA) as the Company shall maintain from time to time, all in accordance with Company policies applicable generally to its employees and subject to such restrictions and limitations as may be necessary and appropriate for such plans to remain in compliance with all applicable laws and regulations.

        4.13 Tax Gross-Up Payments. If any reimbursement or payment made to or for the benefit of the Executive pursuant to this Section 4 ("Section 4 Payment"), would be subject to any federal, state or local income tax (the "Income Tax"), the Company shall pay to the Executive an additional payment (the "Gross-Up Amount") such that, upon receipt thereof, the sum of (a) all Section 4 Payments less (b) any Income Tax on the Section 4 Payments and any Income Tax upon the Gross-up Amount, shall be equal to the aggregate of the Section 4 Payments. The Gross-up Amount shall (a) be calculated based upon the highest combined federal, state and local marginal income tax rate applicable to the Executive and (b) shall be paid on or before April 1 of each year or partial year of Executive's employment in respect of which Section 4 Payments are made.

        5.   Termination Payments

        5.1 General. This Agreement may be terminated by the Company, at any time, with or without Cause (as defined below).

        5.2 Termination Without Cause. If this Agreement is terminated by the Company without Cause (which shall include the circumstances described in Sections 5.7.5) the Executive shall be entitled to receive the payments specified in the following subsections of this Section 5.2.

             5.2.1 his Annual Base Salary through the Termination Date (as defined in Section 5.7), pro rated to the Termination Date,

             5.2.2     any cash bonus previously awarded but not yet paid,

             5.2.3     reimbursement for expenses incurred in accordance with
   Section 4 (but not yet reimbursed) and the Gross-up Payment due in respect thereof,

             5.2.4 any benefits available to the Executive under the terms of the benefit plans and programs in which the Executive is a participant on the Termination Date,

             5.2.5 salary continuance commencing on the first day of the month following the month in which the Termination Date occurs, at the rate of the Annual Base Salary in effect on the Termination Date, for the following periods:

             (a) if the Termination Date occurs at any time prior to expiration of eighteen (18) months after the Commencement Date, twenty-four (24) months, and

             (b) if such Termination Date occurs after the first eighteen (18) months following the Commencement Date,

                  (i) if the Company's Cumulative EBITDA exceeds 115% of the Cumulative Budgeted EBITDA, twenty-four (24) months;

                  (ii) if the Company's Cumulative EBITDA is at least 95% and up to and including 115% of Budgeted Projected EBITDA, eighteen (18) months;

                  (iii) if the Company's Cumulative EBITDA is less than 95% of Cumulative Budgeted EBITDA, twelve (12) months.

             5.2.6     bonus replacement payments as follows:

             (a) if the Termination Date occurs during the first eighteen (18) months of the Term, twice the sum of any cash bonuses applicable to the 1998 calendar year, computed in the case of each such bonus as the greater of any applicable minimum bonus for calendar year 1998 or such bonus pro-rated to the Termination Date based on the computation formulas herein.

             (b) if such Termination Date occurs after the first eighteen (18) months of the Term;

                  (i) if the Company's Cumulative EBITDA equals or exceeds 115% of Cumulative Budgeted EBITDA (both such terms as defined in subsection (v) below), an amount equal to two hundred percent (200%) of the sum of the First and Second Tier bonuses actually paid to the Executive in respect of the year prior to the year in which the Termination Date occurs;

                  (ii) if the Company's Cumulative EBITDA is at least 95% and up to and including 115% of Cumulative Budgeted EBITDA, an amount equal to one hundred fifty percent (150%) of the sum of the First and Second Tier bonuses actually paid to the Executive in respect of the year prior to the year in which the Termination Date occurs;

                  (iii) if the Company's Cumulative EBITDA is less than 95% of Cumulative Budgeted EBITDA, an amount equal to one hundred percent (100%) of the sum of the First and Second Tier bonuses actually paid to the Executive in respect of the year prior to the year in which the Termination Date occurs; and

                  (iv) the bonus replacement amount shall be payable in equal monthly installments over the same period for which salary continuation payments are made pursuant to subsection 5.2.6 are made.

                  (v) For purposes hereof "Cumulative EBITDA" and "Cumulative Budgeted EBITDA" means each such EBITDA (adjusted as required under section 3.2.3) computed from the beginning of the year prior to the year in which the Termination Date occurs through the end of the fiscal quarter prior to the quarter in which the Termination Date occurs, without regard to any retroactive downwards adjustment made to Budgeted EBITDA for any period.

        5.3 Termination with Cause. If this Agreement is terminated by the Company with Cause (as defined below), then the Executive shall be entitled to receive:

             5.3.1 his Annual Base Salary to the Termination Date, pro rated to the Termination date,

             5.3.2     reimbursement for expenses incurred in accordance with
   Section 4 (but not yet reimbursed) and the Gross-up Payment due in respect thereof,

             5.3.3 any benefits available to the Executive under the terms of the benefit plans and programs in which Executive is a participant on the Termination Date.

        5.4 Voluntary Termination. The Executive agrees to provide services to the Company as provided herein for the duration of the term (as the same may be extended in accordance herewith). However, if this Agreement is terminated by the Executive voluntarily, then the Executive shall be entitled to receive:

             5.4.1 his Annual Base Salary to the Termination Date, pro rated to the Termination Date,

             5.4.2     reimbursement for expenses incurred in accordance with
   Section 4 (but not yet reimbursed) and the Gross-up Payment due in respect thereof,

             5.4.3 any benefits available to the Executive under the terms of the benefit plans and programs in which Executive is a participant on the Termination Date and

             5.4.4 any cash bonuses awarded in respect of a year prior to the year in which the Termination Date occurs but not yet paid.

        5.5 Death or Disability of Executive. A Termination Date shall occur without any further action, upon the death of the Executive or upon the Executive's Disability Date. In the event of the death or the occurrence of a Disability Date, the Company shall pay to Executive,or the Executive's estate or personal representative.

             5.5.1 his Annual Base Salary through the end of the month in which the Termination Date occurs by reason of death or disability,

             5.5.2 salary continuation payments based on his Annual Base Salary then in effect, for a period of 12 months commencing in the first day of the month following the month in which the Termination Date occurs,

             5.5.3 any cash bonuses to the extent the same would have been earned in the calendar year in which the Termination Date occurs, based on the computation formulas herein had Executive continued to be employed for the balance of such year and pro rated from the beginning of the year to the Termination Date,

             5.5.4 reimbursement for expenses required to be reimbursed in accordance with Section 4 (but not yet reimbursed) and the Gross-up Payment due in respect thereof, and

             5.5.5 subject to applicable law, any benefits available to the immediate family of a deceased Executive under the terms of the benefit plans and programs in which Executive is a participant on the date of death.

        5.6  Change of Control.

             5.6.1 The Executive shall be entitled to resign following a Change in Control of the Company (as defined below).

             5.6.2 If such resignation results in a Termination Date which occurs:

             (a) within 180 days or after 210 days after the Change of Control, the Executive shall be deemed to have resigned voluntarily and shall be entitled to receive the amounts specified under section 5.4 (Voluntary Termination); and

             (b) at any time (i) within 180 days after the Change of Control if the successor to the Company does not at the closing agree to assume all obligations and to provide all benefits under this Agreement, or (ii) if the successor does so assume this Agreement, after 180 days but not more than 210 days after the Change of Control, the Executive shall be entitled to receive:

                  (i) salary continuance at the rate of the Annual Base Salary in effect on the Termination Date, payable over a period of twenty-four (24) months commencing on the first day of the month following the month in which the Executive's the Termination Date occurs,

                  (ii) an amount, which

                       (A) if such Termination Date occurs on or before December 31, 1998 shall be equal to twice the sum of any cash bonuses applicable to the 1998 calendar year, computed in the case of each such bonus as the greater of any applicable minimum bonus for calendar year 1998 or such bonus pro-rated to the Termination Date based on the computation formulas herein, or

                       (B)  if such Termination Date occurs after
                  December 31, 1998, shall be equal to twice the aggregate of the First Tier and Second Tier bonuses paid to the Executive in respect of the fiscal year ended immediately prior to the year in which such resignation is effective, in either event payable in equal monthly installments over a period of twenty-four (24) months commencing on the first day of the month following the month in which the Termination Date occurs,

                  (iii) any cash bonus previously awarded but not yet paid,

                  (iv) reimbursement for expenses incurred in accordance with
             Section 4 (but not yet reimbursed) and the Gross-up Payment due in respect thereof, and

                  (v) any benefits available to the Executive under the terms of the benefit plans and programs in which the Executive is a participant on the Termination Date,

             5.6.3 If the Company terminates Executive's employment without Cause within 30 days prior to a Change of Control, or if the Company or its successor (as the case may be) terminates Executive's employment without Cause within 180 days after the Change of Control, Executive shall be entitled to receive the payments set forth in
   Section 5.6.2(b) herein).

        5.7  Definitions

             5.7.1     "Cause" shall mean:

             (i) indictment or conviction of the Executive for any felony or other crime involving moral turpitude, fraud or misrepresentation,

             (ii) the Executive engaging (alone or with others) in any other illegal conduct that is materially detrimental to the business or reputation of the Company,

             (iii) the repeated refusal, failure or neglect by the Executive to perform any material duties under the terms of this Agreement for reasons other than onset of a disability; provided that such refusal, failure or neglect shall constitute "Cause" only if the Board of Directors gives Executive written notice specifically describing such refusal or neglect, and Executive either fails promptly to cure the same if the same is reasonably curable, or Executive thereafter repeats such refusal, failure or neglect,

             (iv) the termination by the Company of this Agreement for Cause shall be without prejudice to any claim which the Company may have, at law or in equity, arising out of or in connection with the events giving rise to such termination.

             5.7.2 A "Change of Control" shall be deemed to have occurred if any of the following shall occur:

             (i) any person or group (as such terms are used in Securities Exchange Commission Rule 13d-5(b) and Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities (excluding from such 50% calculation Greengrass Holdings, a Delaware general partnership, GreenGrass Capital LLC, a Delaware limited liability company ("Capital"), or any member of Capital or their respective affiliates (the "Permitted Holders") and any such securities that were sold to such person or group by the Executive or any other officer of the Company where
        (a) the securities were acquired by the Executive or officer upon exercise of the Option, and (b) the sale by the Executive or any other such officer was not on a blind basis to unknown or undesignated purchasers); or

             (ii) during any period of twenty-four consecutive months, beginning on the Commencement Date, individuals who at the beginning of such period constitute the Board of Directors of the Company and/or any new director whose election was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Commencement Date or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a two-thirds (2/3) majority thereof; or

             (iii) there is a change in the composition of the majority of the Board of Directors, or Executive is removed from the Board of Directors, within twelve (12) months following shareholder transactions subject to reporting pursuant to Regulation 13D under the Exchange Act, if any Schedule 13D filed in connection therewith indicates that the purpose of such transaction includes any plans or proposals of the type required to be disclosed by paragraphs (a),
        (b), (c) or (h) of Item 4 of Schedule 13D.

             (iv) the shareholders of the Company approve a merger or consolidation of the Company with any other entity other than a Permitted Holder, or a disposition of a material portion of the assets of the Company, other than a merger or consolidation, other than to a Permitted Holder, which would result in the stockholders holding the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 51% of the combined voting power of the voting securities of the Company or the entity surviving such transaction outstanding immediately after such merger or consolidation.

   The date on which a Change of Control shall be deemed to have occurred is the date on which the last act or event occurs which is necessary to give effect to any of the events described in subsection (1) through (iv) above.

             5.7.3 A "Disability Date" shall be deemed to have occurred on the 60th day following the first day on which the Executive is unable substantially to perform his duties because of a disability which is expected to be permanent or to last for an indefinite duration, as determined by a physician mutually acceptable to Executive and the Company; and

             5.7.4 "Termination Date" means (a) the Executive's last day of employment on or following the date upon which written notice of termination is delivered to him by the Company, as the same shall be stated in such notice; (b) the Executive's last day of employment on or following the date upon which the Executive delivers written notice of resignation to the Company (including a resignation deemed a termination without Cause under Section 5.7.5); (c) the Disability Date; or (d) the date of the Executive's death.

             5.7.5 Certain Circumstances Treated as Termination Without Cause. The following events or circumstances shall constitute a termination of the Executive without Cause for all purposes of this
   Agreement:

             (a) the resignation by the Executive delivered within 60 days after (a) his removal from the Board of Directors, or (b) the failure of the Company's stockholders to reelect the Executive to the Board of Directors; and/or

             (b) the expiration of this Agreement without further extension either at the end of its Initial Term, or at the end of any Extension Year ending on or before December 31, 2003.

        6.   Confidential Information

        6.1  The term "Confidential Information" shall mean and include

             6.1.1 any and all confidential, proprietary, secret or non-public information related in any way to the business or operations, present or future, of the Company or any customer of the Company (as such term is hereinafter defined) of the Company, which is now, or in the future shall become, known to Executive as a result of his relationship with the Company; and

             6.1.2 without limitation of the foregoing, any intellectual property rights acquired or developed by the Company, whether or not patentable or copyrightable, including all business plans, know-how, technical information, inventions, designs, equipment, configurations, ideas, concepts, processes, procedures, operations, research and development plans, computer software, specifications, documentation, trade secrets, technology (including the expression of any of the foregoing in notes, formulas, test procedures and results, reports, memoranda or other written materials, software or other materials of whatsoever nature) pricing information, business, operational and marketing plans. Notwithstanding the above, Confidential Information shall not include such information as Executive can establish by written documentation:

             (a) to have become known to the general public without fault on the part of the Executive;

             (b) to have been received by the Executive at any time from a source other than the Company, its agents, representatives or employees, lawfully having possession of such information without an obligation of confidentiality; or

             (c) to have been in the public domain or been part of a printed publication available to the public.

        6.2 The Executive acknowledges that the Confidential Information was and in the future may have been acquired and/or developed by the Company at great expense, may be a special, valuable and unique asset of the Company, and represents the sole exclusive property of the Company. The Executive in the course of his employment with the Company will obtain, Confidential Information and personal knowledge of and influence over clients of the Company. The Executive acknowledges that any wrongful use or disclosure of any Confidential Information would greatly damage the Company, causing it irreparable harm and injury. The Executive covenants and agrees that, at all times during the Term and for a period of two years thereafter, he shall not, directly or indirectly, publish, divulge or disclose, in whole or in part, or suffer the use by any third party, for his own benefit or the benefit of any other person, any Confidential Information, other than:

             (i) in the due course of performing his duties on behalf of the Company, but then only to officers or others acting on behalf of the Company or any client, where the duties of such person require such disclosure; or

             (ii) as may be required by law.

        6.3 The Executive acknowledges and agrees that all copies (in any form whatsoever) of all memoranda, documents, data, records, notes and other written information in his possession or under his control, which contain or pertain to any Confidential Information, shall at all times be the sole and exclusive property of the Company. In the event Executive's employment terminates for any reason, Executive shall promptly deliver to the Company all copies of all such materials.

        7.   Non-Competition

        7.1 During the Term and for an additional period ending eighteen (18) months after the termination of his employment the Executive will not control, manage, operate, be employed or engaged by, or otherwise participate or engage in business as, or own any interest in, directly or indirectly, any individual proprietorship, partnership, corporation, joint venture, trust or any other form of business entity (whether as an individual proprietor, partner, shareholder, joint venturer, trustee or in any other manner whatsoever) if such entity is engaged anywhere in the world in the manufacture and/or sale or furnishing of products and/or services of the type and character manufactured, sold or furnished by the Company, provided, however, that nothing contained in this clause shall be deemed to prohibit the Executive from owning less than 2% of the shares of a publicly held corporation engaged in any such business.

        7.2 During the Term, and for one (1) year after his termination of employment hereunder, the Executive will not, directly or indirectly employ or attempt to employ or assist anyone else to employ any person who is then or at any time during the preceding year was in the Company's employ.

        8.   Specific Performance; Injunctive Relief, Reformation of
   Restrictions

        8.1 The Executive acknowledges that the services to be rendered by Executive are of a special, unique, extraordinary and intellectual character, (ii) that Executive will develop a personal acquaintanceship and relationship with many of the Company's customers, as well as an intimate knowledge of those customer's requirements, (iii) that the Company's relationships with established customers are likely to be placed in Executive's hands and (iv) that Executive's position with the Company places him in a position of utmost confidence and trust with respect to the clients and executives of the Company. Executive also acknowledges that the Company's marketing efforts are targeted not only to existing and potential customers in the United States but throughout the entire world and accordingly, it is reasonable that the restrictive covenants set forth above are not limited by specific geographic area but by the location of the Company's clients.

        8.2 The parties recognize, acknowledge and agree that, if the Executive commits a breach or the Company has reasonable evidence that the Executive is about to commit a breach, of any of the provisions of Sections 6 or 7 above, the Company will suffer irreparable harm and injury, and money damages will not provide an adequate remedy to the Company. Accordingly, the Executive agrees that, in any such event, the Company shall be entitled to have the provisions of this Agreement specifically enforced by any court having jurisdiction, without being required to post a bond or other security and without having to provide the inadequacy of the available remedies at law. In addition,the Company shall be entitled to avail itself of all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it sustains by reason of such breach. The Company agrees to notify the Executive within seven (7) days after the discovery of any breach or anticipated breach of any of the provisions of Sections 6 or 7 above.

        8.3 The parties acknowledge that the type and periods of restriction imposed on the Executive pursuant to the provisions of Sections 6 and 7 above are fair and reasonable, and are reasonably required for the protection of the Company and the goodwill associated with the business of the Company. It is the express desire and intent of the parties that the provisions of Sections 6 and 7 be enforced to the fullest extent permissible. If any of the covenants in Sections 6 or 7 above, or any part thereof, is hereafter constructed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the covenants contained in Sections 6 or 7, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereby expressly agree that the court making such determination shall have the power to reduce the duration of such provision and/or areas to which any such provision shall apply, and, in its reduced or limited form, said provision shall then be enforceable. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 6 and 7 above upon the courts of any state within the geographical scope of such covenants.

        8.4 If the courts of any one or more of such states shall hold any of the previous covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's rights to the relief provided above in the courts of any other states within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

        8.5 The prevailing party in any action arising out of a dispute in respect of any provision of this Section shall be entitled to recover reasonable attorneys' fees and costs and disbursements incurred in connection with the prosecution or defense, as the case may be, of any such action.

        9.   Intellectual Property

        9.1 During the Term, the Executive shall disclose to the Company all business ideas, inventions and business plans developed by him during such Term which relate directly or indirectly to the Company's business or any of its affiliates, including without limitation any process, operation, product or improvement which may be patentable or copyrightable. The Executive agrees that all of the foregoing will be the sole and exclusive property of the Company and that he will at the Company's request and cost do whatever is necessary to secure the rights thereto, by patent, copyright or otherwise, to the Company.

        10.  Life Insurance

             The Executive agrees that the Company shall have the right to obtain life insurance on the Executive's life, at the Company's sole expense and with the Company as the sole beneficiary thereof. The Executive shall (a) cooperate fully with the Company in obtaining such life insurance, (b) sign any necessary consents, applications and other related forms or documents, and (c) take any reasonably required medical examinations. The Executive does not represent that he is insurable.

        11.  Representations

        11.1 By Executive. The Executive hereby represents to the Company that the execution and delivery of this Agreement by him, and the performance of his obligations hereunder are not in violation of, and do not conflict with or constitute a default under any agreement by which he is bound or any order, decree or judgment to which he is subject; that this Agreement constitutes the valid and binding obligation of Executive and that he is not a party to or bound by any agreement, understanding or arrangement which would prevent him from carrying out the terms of this Agreement or subject the Company to liability for employing the Executive pursuant to the terms hereof.

        11.2 By Company.

             11.2.1 Corporate Authority, etc. The Company represents and warrants that it has all requisite corporate power and authority to enter into and perform its obligations pursuant to the terms of this Agreement. The execution and delivery of this Agreement by the Company and the performance by the Company of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of the Company and the Stockholders and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of the Company.

             11.2.2 Litigation. The Company is not a party to any material legal proceedings other than the claim described in Appendix A hereto and claims as to which the Company is insured.

        12.  Indemnification and Insurance

        12.1 Indemnity. The Company hereby agrees to hold harmless and indemnify the Executive to the full extent authorized or permitted by the provisions of Delaware law authorizing or permitting such indemnification currently prevailing or that are adopted after the date hereof.

        12.2 Maintenance of Insurance

             12.2.1 The Company represents that it presently has in full force and effect a Directors and Officers Insurance Policy (the "Policy") providing coverage in the amount of $7,500,000. A copy thereof has been provided to the Executive.

             12.2.2 Subject only to the provisions of the following subsection 12.2.3, the Company hereby agrees that, so long as the Executive shall continue to serve as a director or officer of the Company (or shall continue at the request of the Company to serve as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), and thereafter so long as the Executive shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of fact that the Executive was a director or officer of the Company (or served in any of said other capacities), the Company will make all commercially reasonable efforts to purchase and maintain in effect for the benefit of the Executive one or more valid, binding and enforceable policies of Directors and Officers Insurance providing, in all material respects, coverage at least comparable to that presently provided pursuant to the Policy.

             12.2.3 The Company shall not be required to maintain said Policy in effect if said insurance is not reasonably available or if, in the commercially reasonable business judgment of the then directors of the Company, either (i) the premium cost for such insurance is substantially disproportionate to the amount of coverage or (ii) the coverage provided by such insurance is so limited by exclusions that there is insufficient benefit from such insurance.

             12.2.4 In the event the Company does not purchase and maintain in effect said policy or policies pursuant to the provisions of
   Section 12.2.3 above, the Company agrees to hold harmless and indemnity the Executive to the full extent of the coverage which would otherwise have been provided for the benefit of the Executive if the policy or policies were then in effect.

        12.3 Additional Indemnity. Subject only to the exclusions set forth in Section 12.4 hereof, the Company hereby further agrees to hold harmless and indemnity the Executive against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Executive in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of Corporation), to which the Executive is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that the Executive is, was or at any time becomes a director, officer, employee or agent of Corporation, or is or was serving or at any time serves at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

        12.4 Limitation on Additional Indemnity.  No indemnity pursuant to
   Section 12.3 below shall be paid by the Company:

             12.4.1 except to the extent the aggregate of losses to be indemnified thereunder exceeds the amount of such losses for which the Executive is indemnified either pursuant to Sections 12.1 or 12.2 hereof or pursuant to any policy or policies purchased and maintained by the Company;

             12.4.2 in respect of remuneration paid to the Executive if and to the extent it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

             12.4.3 on account of any suit in which final judgment is rendered against the Executive for an accounting or profits made from the purchase or sale by the Executive of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act or similar provisions of any federal, state or local statutory law or regulation;

             12.4.4 on account of the Executive's conduct that is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; or

             12.4.5 if a decision by a court having jurisdiction in the matter shall finally determine that such indemnification is not unlawful.

        12.5 Continuation of Indemnity. All agreements and obligations of the Company contained herein shall continue during the period the Executive is a director, officer, employee or agent of the Company (or is serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as Executive shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Executive was a director or officer of the Company or serving in any other capacity referred to herein.

        13.  Miscellaneous

        13.1 Entire Agreement. This Agreement (which includes the Exhibits annexed hereto) sets forth the entire understanding between the parties hereto as to the subject matter of this Agreement and merge and supersede all prior agreements, commitments, representations, writings and discussions between the parties with respect to such subject matter. This Agreement may be terminated, altered, modified or changed only by a written instrument signed by both parties hereto.

        13.2 Subsequent Performance. The provisions of this Agreement which by their terms call for performance subsequent to termination of this Agreement or termination of the Executive's employment hereunder (including without limitation the provisions of Sections 5, 6, 7 and 8 hereof), shall survive such termination.

        13.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail (including any private carrier guaranteeing overnight delivery), postage or delivery charges prepaid,or sent by private overnight carrier. Any such notice shall be deemed delivered (a) when so delivered personally or sent by confirmed facsimile transmission (provided that a manually signed copy thereof is delivered by any of the other means provided herein initiated no later than the next following business day), (b) on the date of delivery if sent by express or private carrier, or (c) if delivered by certified or registered mail, five (5) business days after the date of deposit in the United States mail, in all cases addressed to the recipient at the address of such recipient set forth at the head of this Agreement or at such other address of which such recipient shall have given notice to the other in the manner herein provided.

        13.4 Governing Law. This Agreement shall be deemed to be a contract made under the internal laws of the State of Wisconsin, without regard to the principles of the conflict of laws thereof.

        13.5 Unenforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

        13.6 Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered (which deliveries may be by telefax) by the parties.

        IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement on the date first above written.

   SWING-N-SLIDE



   By:  /s/Therese S. Malone          /s/ Frederic L. Contino
        Chairman                      Frederic L. Contino